EXHIBIT 6(L)
AMENDMENT TO GENERAL DISTRIBUTION AGREEMENT
Effective March 14, 1996, the second paragraph of Section 10 entitled "Expenses" of the General Distribution Agreement between each of the funds or portfolios indicated on the attached Appendix I shall be amended to read as follows:
  It is recognized by the Issuer that FMR may make payment to Distributors with respect to any expenses incurred in the distribution of shares of the Issuer, such payments payable from the past profits or other resources of FMR including management fees paid to it by the Issuer.
Effective July 15, 1996, Section 1 entitled "Sale of Shares" shall be amended to read as follows:
  The Issuer grants to Distributors the right to sell shares on behalf of the Issuer during the term of this Agreement and subject to the registration requirements of the Securities Act of 1933, as amended ("1933 Act"), and of the laws governing the sale of securities in the various states ("Blue Sky Laws") under the following terms and conditions:
Distributors (i) shall have the right to sell, as agent on behalf of the Issuer, shares authorized for issue and registered under the 1933 Act, and
(ii) may sell shares under offers of exchange, if available, between and among the funds advised by Fidelity Management & Research Company ("FMR") or any of its affiliates.
Signed on behalf of each of the funds or portfolios identified on Appendix
I.
   On Behalf of Each of the Funds or Portfolios:
Attest:__/s/ Arthur S. Loring__ By:___/s/J. Gary Burkhead_______
 Arthur S. Loring          J. Gary Burkhead
 Secretary
                                                               FIDELITY
DISTRIBUTORS CORPORATION:
Attest:____/s/ Arthur S. Loring_________________ By:___/S/Neal Litvak______
 Arthur S. Loring          Neal Litvack

AMENDMENT TO GENERAL DISTRIBUTION AGREEMENT
Appendix I
Fidelity Canada Fund
Fidelity Contrafund
Fidelity Deutsche Mark Performance Portfolio, L.P.
Fidelity Diversified International Fund
Fidelity Emerging Markets Fund
Fidelity Europe Capital Appreciation Fund
Fidelity Europe Fund
Fidelity Fifty
Fidelity International Growth & Income Fund
Fidelity Japan Fund
Fidelity Latin America Fund
Fidelity New Millennium Fund
Fidelity Overseas Fund
Fidelity Pacific Basin Fund
Fidelity Puritan Fund
Fidelity Select Natural Gas Portfolio
Fidelity Small Cap Stock Fund
Fidelity Southeast Asia Fund
Fidelity Sterling Performance Portfolio, L.P.
Fidelity Yen Performance Portfolio, L.P.
Fidelity Worldwide Fund